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                             YARDVILLE NATIONAL BANK
                        SALARY CONTINUATION PLAN FOR THE
                           BENEFIT OF PATRICK M. RYAN


        This agreement is made and entered into effective the 28th day of October, 1994, by and between YARDVILLE NATIONAL BANK, a corporation organized and existing under the laws of the state of New Jersey hereinafter called "Company", and PATRICK M. RYAN, hereinafter called "Executive."

                                   WITNESSETH:


        WHEREAS, the Executive has been in the employ of the Company for four
(4) years and is now serving the Company as Chief Executive Officer; and

        WHEREAS, the services of the Executive have been an invaluable contribution to the prior success of the Company; and

        WHEREAS, the Company wishes to retain the services of the Executive to insure the continued success and future growth of the Company; and

        WHEREAS, the Executive is willing to continue in the employ of the company provided the Company agrees to provide certain benefits in accordance with the terms and conditions hereinafter set forth:

        NOW THEREFORE the parties agree as follows:


                                   ARTICLE ONE

Employment. The Company will employ the Executive as Chief Executive Officer or in such other positions as may be determined from time to time by the Company and at such rate of compensation as may be so determined. The Executive will devote his full energy, skill and best efforts to the affairs of the Company on a substantially full-time basis. It is contemplated that such employment will continue until the Executive's normal retirement date upon the attainment of age 65 which date is June 21, 2009.


                                   ARTICLE TWO

Retirement. If the Executive shall continue in the employment of the Company until his normal retirement date he may retire on his normal retirement date. If he shall become disabled (as defined under Article Three) prior to his normal retirement date, and if such disability continues to his normal retirement date, he will be considered to have retired on his normal retirement date. In either event, commencing with the first month following his normal retirement date, the Company will pay the Executive fifty percent (50%) of his final annual salary on a monthly basis for a period of at least 180 months or for his life, if longer.
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If the Executive so retires, but dies before receiving 180 monthly payments, the
Company shall continue to make such payments to such individual or individuals as the Executive may have designated in writing and filed with the Company until 180 payments have been made. In the absence of any effective designation by the Executive, any amounts becoming due and payable upon the death of the Executive shall be paid to his executor or administrator.

                                  ARTICLE THREE

Disability. If, while employed by the Company, the Executive becomes totally disabled and his employment terminates, the Company will continue to pay the Executive for six months. Thereafter, if the Executive remains disabled, the Company will continue to pay the Executive's final salary to the Executive in equal monthly installments until the Executive attains age sixty-five (65). Any amount paid the Company pursuant to the preceding sentence will be reduced on a dollar-for-dollar basis by any payment received by the Executive under the Company's long term disability insurance policies. Upon attaining his normal retirement date, the Company will pay to the Executive an amount equal to the retirement benefit that would have been paid under the terms of this Plan had the Executive continued his employment until his retirement at his then current salary. For purposes of this Agreement, "disability" shall mean the inability of the Executive to engage in his position with the Company, as it exists at the date that this Agreement becomes effective, for a period of at least six (6) months, by reason of any medically determinable physical or mental impairment which can be expected to result in death or be of long continued and indefinite duration.

                                  ARTICLE FOUR

Termination of Employment and Change of Control. (a) (1) Subject to subparagraph
(2) of this paragraph (a), if the Executive terminates his employment with the Company or if the Company terminates the Executive's employment for any reason other than disability or prior to the Executive's normal retirement date, the Company will pay the Executive monthly, commencing with the first month after the Executive's normal retirement date and continuing for 180 months thereafter, an amount calculated by multiplying the amount payable at normal retirement specified in Article Two by a fraction the numerator of which is the number of full years between the date of this agreement and the date of termination of the Executive's employment and the denominator of which is the number of full years between the date of this agreement and the Executive's normal retirement date.

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         (2) If the Company terminates the Executive's employment because the
Executive has committed an act which exposes the Company to economic harm or damages the reputation or good will of the Company, then any payment otherwise due to the Executive under this Agreement shall be forfeited.

         (b) In the event that a change in control of the Company has occurred (which shall be deemed to have occurred if a company or individual that is not currently a shareholder acquires at least forty percent [40%] of the Company), and if the Executive either resigns his position with the Company or if his employment is terminated for any reason, which termination shall be deemed to have occurred if the Executive's responsibilities are diminished or assumed by another individual, then the Executive shall he entitled to receive the amount payable at normal retirement as provided for under Article Two without reduction for the period of employment that ended prior to his normal retirement date.

                                  ARTICLE FIVE

Death. If the Executive dies before his normal retirement date, (but either before or after his termination of employment), commencing with the first month following death and continuing for 180 months thereafter, the Company shall pay the Executive's named beneficiary (designated in Article Seven of this agreement and hereinafter referred to as the Beneficiary) a monthly amount equal to the amount the Company would have paid the Executive had he lived to his normal retirement date, which, in the case of death during employment or after termination resulting from disability, shall be the amount specified in Article Two and, which in the case of death after termination of employment for reasons other than disability, shall be the amount determined pursuant to Article Four.

                                   ARTICLE SIX

Small amounts. In the event the amount of any monthly payments provided herein shall be less than $100.00, the Company in its sole discretion may, in lieu thereof, pay the commuted value of such payments to the person entitled to receive such payments.

                                  ARTICLE SEVEN

Beneficiary. The Beneficiary of any payments to be made after the Executive's death, shall be the spouse of PATRICK M. RYAN or such other person or persons as the Executive shall designate in writing to the Company. If no beneficiary shall survive the Executive, any such payments shall be made to the Executive's estate.

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                                  ARTICLE EIGHT

Source of payments. The Executive, the Beneficiary and any other person or persons having or claiming a right to payments hereunder or to any interest in this Agreement shall rely solely on the unsecured promise of the Company set forth herein, and nothing in this agreement shall be construed to give the Executive, the Beneficiary or any other person or persons any right, title, interest or claim in or to any specific asset, fund, reserve, account or property of any kind whatsoever owned by the company or in which it may have any right, title or interest now or in the future. The Executive or his Beneficiary or successor shall have the right to enforce his claim against the Company in the same manner as any unsecured creditor.

                                  ARTICLE NINE

Insurance. If the Company shall elect to purchase a life insurance contract to provide the Company with funds to make payments hereunder, the Company shall at all times be the sole and complete owner and beneficiary of such contract and shall have the unrestricted right to use all amounts and exercise all options and privileges thereunder without the knowledge or consent of the Executive or the Beneficiary or any other person, it being expressly agreed that neither the Executive nor the Beneficiary nor any other person shall have any right, title or interest whatsoever in or to any such contract. If the Company purchases a life insurance contract on the life of the Executive, the Executive agrees to sign any papers that may be required for that purpose and to undergo any medical examination or tests which may be necessary.

This article shall not be construed as giving the Executive or the Beneficiary any greater rights than those of any other unsecured creditor of the Company.

                                   ARTICLE TEN

Amendment. This agreement may be amended at any time or from time to time by written agreement of the parties.

                                 ARTICLE ELEVEN

Assignment. Neither the Executive, nor the Beneficiary, nor any other person entitled to payment hereunder shall have the power to transfer, assign, anticipate, mortgage or otherwise encumber in advance any of such payments, nor shall such payments be subject to seizure for the payment of public or private debts, judgments, alimony or separate maintenance; or be transferable by operation of law in the event of bankruptcy, insolvency or otherwise.

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                                 ARTICLE TWELVE

Binding effect. This agreement shall be binding upon the parties, their heirs, executors, administrators, successors and assigns. The Company agrees that it will not be a party to any merger, consolidation or reorganization, unless and until its obligations hereunder shall be expressly assumed by its successor or successors.

This agreement shall not be deemed to constitute a contract of employment between the parties hereto, nor shall any provision hereof restrict the right of the Company to discharge the Executive or restrict the right of the Executive to terminate his employment.

IN WITNESS WHEREOF the parties have executed this agreement as of the 28th day of October, 1994.



/s/ Patrick M. Ryan
-----------------------------                    ------------------------------
  PATRICK M. RYAN                                YARDVILLE NATIONAL BANK

                                             By  /s/ Jay Destribats
                                                 ------------------------------

                                         Attest  /s/ Ingrid Jesibonowski
                                                 ------------------------------








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